Certificate of Amendments to Articles of Incorporation
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                          of Heritage Companies, Inc.
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                      (Pursuant to NRS 78.385 and 78.390)


1.   The  name  of  the  corporation  is  Heritage  Companies,  Inc.

2. Paragraph 1 of the Articles of Incorporation shall be amended to read as follows:

     "The name of the corporation shall be Songzai International Holding Group, Inc."

3. Paragraph 3 of the Articles of Incorporation shall be amended to read as follows:

     "The number of shares in which this corporation shall be authorized to issue shall be 200,000,000 shares of common stock, with a par value of $.001 per share."

4. These Amendments have been approved by the written consent of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power.

5.   This  Amendment  shall  be  effective  as  of  November  5,  2003.

     Dated: October 23, 2003


     HERITAGE COMPANIES, INC.


     By: /s/ Rohit Patel
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         Rohit Patel
         Chairman